Exhibit 10.12

Adopted 1-9-03

Quintiles Transnational Corp.
Special Bonus Plan

     1.  Objectives of the Plan. The Special Committee of the Board of Directors (the “Special Committee”) of Quintiles Transnational Corp. (the “Company”) is in the process of evaluating the Company’s strategic alternatives. The objectives of this Special Bonus Plan (the “Plan”) are to recognize and compensate participating managers for the additional duties and burdens imposed on them by the strategic alternatives process, to provide participating managers with an incentive to maintain a level playing field for potential buyers and to counterbalance any incentive to sell the Company that might be created by the change-in-control provisions of certain managers’ employment agreements.

     2.  Administration of the Plan. The Plan shall be administered by the Special Committee. The Special Committee shall have the sole and complete authority and discretion to determine the managers who shall be participants in the Plan (the “Participants”), to determine the amount of each bonus payable under the Plan, to construe and interpret the terms of the Plan and to make all decisions and determinations it deems necessary or advisable for the administration of the Plan. All interpretations, decisions and determinations of the Special Committee shall be final.

     3.  Operation of the Plan. The Plan shall consist of two plans, one to provide recognition and incentives in connection with the conduct of the strategic alternatives process (“Plan I”) and one to encourage the giving of appropriate consideration to strategic alternatives that do not involve a change in control of the Company (“Plan II”).

     4.  Plan I: Conduct of Strategic Alternatives Process.

          a.     Participants. Participants in Plan I shall be those executives who are critical to the strategic alternatives process, as determined by the Special Committee in its sole discretion. Any Participant who commits himself or herself to a specific potential bidder in an exclusive or inappropriate manner, as determined by the Special Committee in its sole discretion, shall be excluded from participation in Plan I, unless the Special Committee has otherwise agreed in writing to permit such Participant to participate with a bidder.

          b.     Bonus Pool. Plan I shall have a fixed bonus pool equal to fifty percent (50%) of the aggregate of the 2002 base salaries of all of the Participants in Plan I; provided, however, that the Plan I bonus pool shall in no case be less than One Million Dollars ($1,000,000) nor more than Two Million Five Hundred Thousand Dollars ($2,500,000).

          c.     Allocation of Bonus Pool.

               (1)  Fifty percent (50%) of the Plan I bonus pool shall be allocated pro rata to all Plan I Participants who meet minimum performance standards, as determined by the

Special Committee in its sole discretion, in the same proportion that each Plan I Participant’s 2002 base salary bears to the total 2002 base salaries of all Plan I Participants.

               (2)  The remaining fifty percent (50%) of the Plan I bonus pool shall be allocated among the Plan I Participants as determined by the Special Committee in its sole discretion, based on, among other things, the Special Committee’s assessment of each Participant’s contributions to the strategic alternatives process and his or her performance of such tasks or services as may be requested by the Special Committee or its financial or legal advisors during the course of the strategic alternatives process.

          d.     Payment Schedule. To provide incentives throughout the entire strategic alternatives process, the total Plan I bonus due each recipient shall be paid in two tranches:

               (1)  The payments referred to in Section 4(c)(1) above shall be paid upon the earlier of June 30, 2003 or the public announcement of a sale or other change-in-control transaction whereby the Company is to be acquired; and

               (2)  The payments referred to in Section 4(c)(2) above shall be paid upon the closing of a sale or other change-in-control transaction whereby the Company is acquired or, if no sale or other change-in-control transaction has been announced as of December 31, 2003 (or has been announced and terminated or abandoned and no such other transaction is then pending), on December 31, 2003. If such payments are not made because a sale or other change-in-control transaction whereby the Company is to be acquired is pending on the payment date, and the sale or other change-in-control transaction is subsequently terminated or abandoned, such payments shall be made on the date that is three (3) months after the first public announcement of such termination or abandonment to those Participants who are employed by the Company or a subsidiary of the Company on such date.

In all events, a Participant must be employed by the Company or a subsidiary of the Company on the applicable payment date in order to be eligible to receive a Plan I bonus payment.

          e.     Other Compensation. Any Plan I bonus shall be in addition to any other compensation otherwise due to Participants, including normal year-end bonuses, change-in-control payments, and any bonuses under Plan II below.

     5.  Plan II: Stand-Alone Scenario Bonus.

          a.     Participants. Participants in Plan II shall be certain executives who have change-in-control provisions in their employment agreements and who are critical to the strategic alternatives process, as determined by the Special Committee in its sole discretion. Any Participant who commits himself or herself to a specific potential bidder in an exclusive or inappropriate manner, as determined by the Special Committee in its sole discretion, shall be excluded from participation in Plan II, unless the Special Committee has otherwise agreed in writing to permit such Participant to participate with a bidder.

          b.     Bonus Pool. Plan II shall have a fixed bonus pool of One Million Five Hundred Thousand Dollars ($1,500,000).

          c.     Allocation of Bonus Pool. One hundred percent (100%) of the Plan II bonus pool shall be allocated among the Plan II Participants as determined by the Special Committee in its sole discretion, based on, among other things, the Special Committee’s assessment of each Participant’s contributions to the strategic alternatives process and his or her performance of such tasks or services as may be requested by the Special Committee or its advisors during the course of the strategic alternatives process.

          d.     Payment Schedule. The total Plan II bonus pool shall be paid on the same date as normal 2003 cash bonuses are paid by the Company, provided that the Company has not announced, on or before the payment date, a sale or other change-in-control transaction whereby the Company is to be acquired (other than a sale or other change-in-control transaction that has been terminated or abandoned). A Plan II Participant must be employed by the Company or a subsidiary of the Company on the date Plan II bonuses are paid in order to be eligible to receive a Plan II bonus payment. If Plan II bonus payments are not made because a sale or other change-in-control transaction whereby the Company is to be acquired is pending on the payment date, and the sale or other change-in-control transaction is subsequently terminated or abandoned, Plan II bonus payments shall be made on the date that is three (3) months after the first public announcement of such termination or abandonment to those Plan II Participants who are employed by the Company or a subsidiary of the Company on such date.

          e.     Sale or Change-in-Control Contingency. In the event that a sale or other change-in-control transaction whereby the Company is to be acquired is announced within six (6) months after payment of the Plan II bonus, any change-in-control payment due to an executive as a result of such transaction (including any modification thereof) shall be reduced by the amount of the Plan II bonus paid to such executive. Payments under Plan II shall be conditioned upon receipt by the Company of the agreement of the Participant receiving the payment, in form and substance satisfactory to the Special Committee, to provide for any such reduction that may be required under this Section 5(e).

          f.     Other Compensation. Except as otherwise provided herein, any Plan II bonus paid shall be in addition to any other compensation otherwise due to Participants, including normal year-end bonuses, change-in-control payments, and any bonuses under Plan I above.

     6.  Employment Status. The Plan shall not constitute a contract of employment or impose on any Participant or on the Company any obligation for the Participant to remain an employee or contractor of the Company. The Plan shall not change the status of a Participant’s employment or the Company’s policies regarding termination of employment. The employment of those Participants who are employees is and shall continue to be at-will, as defined under applicable law, or as otherwise set forth in an applicable employment agreement.

     7.  Amendment and Termination. Upon notice to the affected Participants, the Company shall have the right to amend or terminate this Plan at any time prior to the time bonuses are paid. Bonuses shall not be considered earned under this Plan unless and until paid. Bonuses that have been paid under this Plan may not be revoked or rescinded.

     8.  Assignments and Transfers. The rights and interests of Participants under the Plan may not be assigned, encumbered or transferred except by will or the laws of descent and distribution.

     9.  Withholding. The Company shall have the right to deduct from all amounts paid under this Plan any taxes required by law to be withheld from such payments.

     10.  Term of Plan. The Plan is effective as of the date hereof and, subject to Section 7 hereof, shall continue until the bonuses provided for under the Plan have been distributed.

     11.  Governing Law. This Plan shall be governed by the laws of the State of North Carolina.

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